Comerica Bank Promotes Three Executive Leaders to
Newly Established Positions

Peter Sefzik, Senior Executive Vice President, Chief Banking Officer;
Megan Crespi, Senior Executive Vice President, Chief Operating Officer; and
Megan Burkhart, Senior Executive Vice President, Chief Administrative Officer

DALLAS, Jan. 25, 2023 – Comerica Incorporated (NYSE: CMA) announced today that, effective Jan. 27, 2023, it is promoting three executive leaders to newly established positions: Peter Sefzik, Executive Vice President (EVP), Executive Director, Commercial Bank, will assume the role of Senior EVP, Chief Banking Officer; Megan Crespi, EVP, Chief Enterprise Technology and Operations Services Officer, will assume the role of Senior EVP, Chief Operating Officer; and Megan Burkhart, EVP, Chief Human Resources Officer, will assume the role of Senior EVP, Chief Administrative Officer. Sefzik, Crespi and Burkhart will continue to report to Comerica Chairman and CEO Curt Farmer.

“Each of these individuals brings unique expertise, proven results and demonstrated leadership to their roles,” said Farmer. “I am so pleased to work alongside a team of this caliber who shares my commitment to Comerica and our customers, colleagues, and the communities we serve.”

Peter Sefzik
Sefzik will oversee the revenue teams, including Commercial Bank, Retail Bank, and Wealth Management, as well as Marketing and Customer Experience. In his new role, he will expand his focus on customer relationships and growth across all three major business segments and through our marketing investment.

Sefzik assumed the role of EVP, Executive Director of the Commercial Bank in 2018, where he is responsible for all lines of business in the Commercial Bank segment of Comerica, which includes General Middle Market, Business Banking, 14 Specialty Lines of Business, Treasury Management & Capital Markets. Prior to that he served as the Texas Market President, managing six regional presidents and had overall market responsibilities for the commercial, wealth and retail lines of business in Texas, Arizona and Florida.

Sefzik, who began his banking career with Comerica as a credit analyst in 1999, served as senior vice president and national private banking group business manager until 2015. Prior to that, he was regional managing director of Wealth Management for the bank’s Texas, Arizona and Florida markets, and held various roles of increasing scope and responsibility within Comerica’s wealth and commercial banking lines of business, including nine years in Comerica’s Energy Lending group.

He received his bachelor’s degree in International Relations and MBA in International Management from Baylor University and earned his juris doctorate from Southern Methodist University’s Dedman School of Law.

Megan Crespi
Crespi will oversee Technology, Enterprise Security, Lending and Trade Services, Corporate Real Estate, Customer Contact Center, and two additional areas, Data and Analytics and a new Digital function, which will focus on Comerica’s digital transformation.

She joined Comerica in March 2020 to oversee the bank’s enterprise payments, lending & trade services, real estate & security, technology and cybersecurity units. Prior to Comerica she served as Chief Technology Officer for Ally Bank where she led the firm's technology strategy, enterprise architecture and infrastructure operations, and served as Chief Information Officer for the Auto Finance & Insurance businesses prior to her tenure as CTO. Crespi began her career in consulting at PwC, before joining General Motors in 2000 where she held various technology roles, ultimately serving as lead for Global Service & Parts Operations Technology.

She earned a bachelor’s degree from the University of Michigan and a master's degree in Information Systems Management from Carnegie Mellon University.

Megan Burkhart
Burkhart will oversee Human Resources, the Business Program Management Office and Corporate Responsibility. As we continue to evolve our thinking around Environmental, Social and Governance (ESG) elements, the strong connection between the work performed in Human Resources and Corporate Responsibility will help drive continued progress.

Burkhart was named the Chief Human Resources Officer in 2010, leading Diversity & Inclusion, HR Operations & Risk, HR Consulting, Talent Management & Learning, Organizational Change Management, Talent Acquisition and Total Rewards. She joined Comerica in 1997 and served in a variety of HR-related positions, including Senior Vice President and Director of Compensation.

Burkhart serves on the board of Xcel Energy and is a member of Xcel Energy’s Audit Committee and Governance, Compensation and Nominating Committee. She earned a bachelor's degree from Miami University in Oxford, Ohio.

Senior Executive Vice Presidents
The following Comerica leaders will maintain their current responsibilities but will assume the title of Senior EVP (from EVP):
•Melinda Chausse, Senior EVP, Chief Credit Officer
•Jim Herzog, Senior EVP, Chief Financial Officer
•Jay Oberg, Senior EVP, Chief Risk Officer

About Comerica
Comerica Bank is a subsidiary of Comerica Incorporated (NYSE: CMA), a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $85.4 billion as of Dec. 31, 2022.

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